UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                               (Amendment No. 14)*

                    Under the Securities Exchange Act of 1934

                            ARVIDA/JMB PARTNERS, L.P.
                                (Name of Issuer)

          Limited Partnership Interests and Assignee Interests Therein
                         (Title of Class of Securities)

                                      None
                                 (CUSIP Number)

                               John P. Saldarelli
                         Raleigh Capital Associates L.P.
                             100 South Bedford Road
                           Mount Kisco, New York 10549
                                 (914) 242-7700

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                December 22, 1998
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box //.

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. None


1        NAME OF REPORTING PERSON
                  Raleigh Capital Associates L.P.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) /x/
                                                                        (b) //

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  NA

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         7        SOLE VOTING POWER
                           0

         8        SHARED VOTING POWER
                           546.5601 Units

         9        SOLE DISPOSITIVE POWER
                           0

         10       SHARED DISPOSITIVE POWER
                           546.5601 Units

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           546.5601 Units

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                  //
                                                                              13
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           0.14%

14       TYPE OF REPORTING PERSON*
                  PN

                                  SCHEDULE 13D

CUSIP No. None


1        NAME OF REPORTING PERSON
                  Zephyr Partners

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) /x/
                                                                        (b) //

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  NA

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         7        SOLE VOTING POWER
                           0

         8        SHARED VOTING POWER
                           546.5601 Units**

         9        SOLE DISPOSITIVE POWER
                           0

         10       SHARED DISPOSITIVE POWER
                           546.5601 Units**

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           546.5601 Units**

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                  //
                                                                              13
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           0.14%

14       TYPE OF REPORTING PERSON*
                  PN

**Reflects beneficial ownership by Raleigh Capital Associates L.P. (of which Zephyr Partners is the general partner).

                                  SCHEDULE 13D

CUSIP No. None


1        NAME OF REPORTING PERSON
                  GP Aeolus, Inc.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) /x/
                                                                         (b) //

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  NA

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         7        SOLE VOTING POWER
                           0

         8        SHARED VOTING POWER
                           546.5601 Units**

         9        SOLE DISPOSITIVE POWER
                           0

         10       SHARED DISPOSITIVE POWER
                           546.5601 Units**

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           546.5601 Units**

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                  //
                                                                              13
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           0.14%

14       TYPE OF REPORTING PERSON*
                  CO

**Reflects beneficial ownership by Raleigh Capital Associates L.P. (of which Zephyr Partners is the general partner). GP Aeolus, Inc. is a general partner of Zephyr Partners.

                                  SCHEDULE 13D

CUSIP No. None


1        NAME OF REPORTING PERSON
                  AREHGP, Inc.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) /x/
                                                                         (b) //

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  NA

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         7        SOLE VOTING POWER
                           0

         8        SHARED VOTING POWER
                           546.5601 Units**

         9        SOLE DISPOSITIVE POWER
                           0

         10       SHARED DISPOSITIVE POWER
                           546.5601 Units**

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           546.5601 Units**

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                  //
                                                                              13
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           0.14%

14       TYPE OF REPORTING PERSON*
                  CO

**Reflects beneficial ownership by Raleigh Capital Associates L.P. (of which Zephyr Partners is the general partner). AREHGP, Inc. is a general partner of Zephyr Partners.

                                  SCHEDULE 13D

CUSIP No. None


1        NAME OF REPORTING PERSON
                  American Real Estate Holdings Limited Partnership

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) /x/(b) //

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  NA

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         7        SOLE VOTING POWER
                           0

         8        SHARED VOTING POWER
                           546.5601 Units**

         9        SOLE DISPOSITIVE POWER
                           0

         10       SHARED DISPOSITIVE POWER
                           546.5601 Units**

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           546.5601 Units**

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                  //
                                                                              13
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           0.14%

14       TYPE OF REPORTING PERSON*
                  PN

**Reflects beneficial ownership by Raleigh Capital Associates L.P. (of which Zephyr Partners is the general partner). AREHGP, Inc., a general partner of Zephyr Partners, is wholly owned by American Real Estate Holdings Limited Partnership.

                                  SCHEDULE 13D

CUSIP No. None


1                 NAME OF REPORTING PERSON American Property Investors, Inc.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) /x/(b) //

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  NA

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                               //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         7        SOLE VOTING POWER
                           0

         8        SHARED VOTING POWER
                           546.5601 Units**

         9        SOLE DISPOSITIVE POWER
                           0

         10       SHARED DISPOSITIVE POWER
                           546.5601 Units**

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           546.5601 Units**

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                  //
                                                                              13
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           0.14%

14       TYPE OF REPORTING PERSON*
                  CO

**Reflects beneficial ownership by Raleigh Capital Associates L.P. (of which Zephyr Partners is the general partner). AREHGP, Inc., a general partner of Zephyr Partners, is wholly owned by American Real Estate Holdings Limited Partnership, the general partner of which is American Property Investors, Inc.

                                  SCHEDULE 13D

CUSIP No. None


1        NAME OF REPORTING PERSON
                  Carl C. Icahn

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) /x/(b) //

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  NA

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  US

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         7        SOLE VOTING POWER
                           0

         8        SHARED VOTING POWER
                           546.5601 Units**

         9        SOLE DISPOSITIVE POWER
                           0

         10       SHARED DISPOSITIVE POWER
                           546.5601 Units**

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           546.5601 Units**

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                  //
                                                                              13
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           0.14%

14       TYPE OF REPORTING PERSON*
                  CO

**Reflects beneficial ownership by Raleigh Capital Associates L.P. (of which Zephyr Partners is the general partner). AREHGP, Inc. and GP Aeolus, Inc. are the general partners of Zephyr Partners. AREHGP, Inc. is wholly owned by American Real Estate Holdings Limited Partnership, the general partner of which is American Property Investors, Inc. American Property Investors, Inc. is wholly owned by Carl C. Icahn.

                        AMENDMENT NO. 14 TO SCHEDULE 13D

     This Amendment No. 14 amends certain information contained in the final amendment to Schedule 14D-1 (as amended prior to the date hereof, the "Final Amendment") filed by Raleigh Capital Associates L.P. ("Raleigh"), Raleigh GP Corp., Rockland Partners, Inc. and Zephyr Partners on August 6, 1996 with respect to the securities of Arvida/JMB Partners, L.P. ("Arvida"), which constituted the initial filing on Schedule 13D under Section 13(d) of the Act. Capitalized terms used but not defined herein have the meanings ascribed to them in the Final Amendment.

     This Statement hereby amends the items identified below, or the particular paragraphs of such items which are identified below.

ITEM 4.  PURPOSE OF TRANSACTION

     Item 4(a) is hereby amended to add the following:

     On December 22, 1998, Raleigh sold 106,200.4399 Units in Arvida to St. Joe Capital II, Inc. for an aggregate purchase price of $45,666,189.16 pursuant to the terms of the Buy/Sell Agreement dated as of November 6, 1998, among Raleigh, Arvida/JMB Managers, Inc., The St. Joe Company and American Real Estate Partners, L.P.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

     Item 5(a) is hereby amended to add the following:

     As of December 22, 1998, after giving effect to the sale transaction described in Item 4 above, the Reporting Persons beneficially owned 546.5601 Units in Arvida, representing approximately 0.14% of Arvida's outstanding Units (based upon the 404,000 Units stated to be outstanding by Arvida in its Form 10-K filed with the Securities and Exchange Commission on March 31, 1998).

     Item 5(c) is hereby amended to add the following:

     The paragraph set forth under Item 4 of this Amendment No. 14 is hereby incorporated herein by reference.

     Item 5(e) is hereby amended to add the following:

     On December 22, 1998, the Reporting Persons ceased to be the beneficial owner of more than five percent of the Units.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

     Item 6 is hereby amended to add the following:

     The paragraph set forth under Item 4 of this Amendment No. 14 is hereby incorporated herein by reference.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statements is true, complete and correct.

Dated:   December 23, 1998

                             RALEIGH CAPITAL ASSOCIATES L.P.

                             By:      Zephyr Partners,
                                      General Partner

                                      By:      GP Aeolus, Inc.,
                                               General Partner

                                               By:      /S/ EDWARD MATTNER
                                                        Name:  Edward Mattner
                                                        Title: Vice President

                                      By:      AREHGP, Inc.,
                                               General Partner

                                               By:      /S/ JOHN SALDARELLI
                                                        Name:  John Saldarelli
                                                        Title: President



                             ZEPHYR PARTNERS

                             By:      GP Aeolus, Inc.,
                                      General Partner

                                      By:      /S/ EDWARD MATTNER
                                               Name:  Edward Mattner
                                               Title: Vice President

                             By:      AREHGP, Inc.,
                                      General Partner

                                      By:      /S/ JOHN SALDARELLI
                                               Name:  John Saldarelli
                                               Title: President






              [Signature Page for Amendment No. 14 to Schedule 13D
                          re ARVIDA/JMB PARTNERS, L.P.]

                             GP AEOLUS, INC.

                             By:      /S/ EDWARD MATTNER
                                      Name:  Edward Mattner
                                      Title: Vice President



                             AREHGP, INC.

                             By:      /S/ JOHN SALDARELLI
                                      Name:  John Saldarelli
                                      Title: President



                             AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP

                             By:      American Property Investors, Inc.
                                      General Partner

                                      By:      /S/ JOHN SALDARELLI
                                               Name:  John Saldarelli
                                               Title: Vice President



                             AMERICAN PROPERTY INVESTORS, INC.

                             By:      /S/ JOHN SALDARELLI
                                      Name:  John Saldarelli
                                      Title: Vice President



                             /S/ CARL C. ICAHN
                                      CARL C. ICAHN




              [Signature Page for Amendment No. 14 to Schedule 13D
                          re ARVIDA/JMB PARTNERS, L.P.]